TODD PACIFIC SHIPYARDS CORPORATION REACHES AGREEMENT WITH MARTINAC SHIPBUILDING AND NICHOLS BROTHERS TO SUBMIT JOINT SINGLE PROPOSAL FOR WASHINGTON STATE FERRIES

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
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SEATTLE, WASHINGTON...June 14, 2007...Todd Shipyards Corporation (NYSE:TOD) announced that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd"), has reached an agreement with J.M. Martinac Shipbuilding Corp. ("Martinac") and Nichols Brothers Boat Builders, Inc. ("Nichols"), to submit a Joint Single Proposal to build ferries for the Washington State Ferry System ("WSF").

A bill (SHB 2378) approved by the Washington State Legislature and signed into law by Governor Chris Gregoire earlier this year created a 30-day period during which "pre-qualified" and "best-qualified" shipyards - Todd, Martinac and Nichols - could seek to come to agreement on a Joint Single Proposal for the construction of four New 144-Auto Ferries for WSF. The discussions, which were moderated by the Governor's Office, concluded with an agreement to submit a proposal. Todd will be the prime contractor, and Martinac and Nichols will be subcontractors in the proposal.

"We entered into these discussions hopeful of reaching agreement, but knowing it could be difficult because the yards have often competed against each other," said Steve Welch, Chief Executive Officer of Todd Pacific Shipyards. "I believe we were able to agree on a joint approach because all parties recognize the opportunity this represents -- moving ahead on a timely effort to provide quality ferries, which WSF needs, under construction terms that can enable early agreement on design, help minimize changes throughout, and promote efficiency. This should result in best value for all parties, including taxpayers."

"There is a lot of additional work that must be completed if we are to seize this opportunity," Welch said. Subsequent steps include review of the Joint Single Proposal by WSF and the Washington State Department of Transportation, negotiating contracts with the parties, agreement on engineering, design and price, etc.

The agreement, and successfully completing the subsequent steps, would allow for the ferries to be built in the state as required by state law. The sharing of the work means none of the shipyards will become captive to just the ferry work but will be able to meet the needs of other customers.

"This was attractive to Todd and the other builders as well," Welch said. "The state contract would be a big piece of work but we have other important customers as well that we need to serve." Washington State has previously budgeted $342 million for the construction of the four ferries.

J.M. Martinac Shipbuilding Corp. has been designing and building boats since 1924 at its facilities in Tacoma, WA. Nichols Brothers Boat Builders, Inc., which has been designing and building boats for more than 40 years, has facilities at two Whidbey Island locations - in Freeland and Langley, WA.

Todd performs repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.